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                               OPERATING AGREEMENT
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     This  OPERATING  AGREEMENT  (this  "Agreement")  is  by  and  between E-Net
Financial.com,  Inc.  ("Parent")  and  Anza  Properties,  Inc.  ("Subsidiary").

     It is acknowledged that the Subsidiary shall conduct an offering on a best efforts basis of secured bonds for the purpose of acquiring real estate. The purpose of this Agreement is to provide for the terms, pursuant to which, the Subsidiary shall be operated.

     1. Thomas Ehrlich shall be the vice president of real estate acquisitions of the Subsidiary in accordance with the terms of a separate Employment Agreement. Vince Rinehart shall be the president of the subsidiary. Messrs. Ehrlich and Rinehart shall constitute the Board of Directors of the Subsidiary until termination of Mr. Ehrlich's Employment Agreement or the mutual agreement of the parties hereto. It is understood that certain clerical tasks, such as accounting and payroll of the Subsidiary shall be the responsibility of the Parent. It is further understood that the obligation of E-Net Financial, Inc. to repay the bridge loan in the amount of $200,000 is independent of the performance of the Subsidiary in successfully completing the proposed offering of Bonds.

     2. Any bank account established for the Subsidiary shall require the written approval, with signatures of both Mr. Ehrlich and Mr. Rinehart for the transfer of funds of any amount in excess of $500. It is further acknowledged that the unanimous consent of Mr. Ehrlich and Mr. Rinehart shall be required in order to acquire or dispose of any real estate in connection with operations of the Subsidiary, which neither parties consent will not be unreasonably withheld without written explanation for such action. Upon Company securing national market approval, Mr. Ehrlich shall be relieved of all rights and obligations under this Agreement.

     3. There shall be no lien or encumbrance placed upon the assets of the Subsidiary unless unanimously agreed by Mr. Ehrlich and Mr. Rinehart and shares issued by the Subsidiary to the Parent shall not be encumbered or otherwise transferred without the express written consent of both parties hereto.

     It is hereby acknowledged that Mr. Rinehart has represented that he is retaining independent counsel in connection with the development and execution of all documentation associated with the bridge financing and the bond financing referenced in this Operating Agreement. Mr. Horwitz and the law firm, Senn
Palumbo Meulemans, LLP, will only represent Mr. Ehrlich and Laguna Pacific Partners, LP in connection with the execution of such documentation. Mr.
Horwitz and any law firm affiliated with Mr. Horwitz provide legal representation to Mr. Ehrlich and Laguna Pacific Partners, LP only.

                          [SIGNATURES FOLLOW NEXT PAGE]

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     IN  WITNESS  WHEREOF,  the  parties hereto have caused this Agreement to be duly  executed,  as  of  this 27th day  of June, 2001.


E  NET  FINANCIAL.COM,  INC.



By:  /s/ Vincent R. Rinehart
     Vincent R. Rinehart
Its: President & CEO

ANZA  PROPERTIES,  INC.



By:  /s/ Thomas H. Ehrlich
     Thomas H. Ehrlich
Its: Vice President

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